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                                                           Exhibit 9-1(d)



                              CONFIDENTIALITY AGREEMENT


    AGREEMENT entered into as of November 5, 1996 by and between Laurence S. Zimmerman ("Zimmerman"), residing at 11 East 68th Street, New York, New York 10021, and Advanced Radio Telecom Corp. (the "Company"), located at 500 108th Ave., N.E., Suite 2600, Bellevue, Washington 98004.

    WHEREAS, the Company by action of a majority of its directors in their sole discretion may from time to time invite Zimmerman as an observer to meetings of its Board of Directors and provide to him information concerning the Company; and

    WHEREAS, in connection therewith, the Company may, in its sole discretion,
disclose to Zimmerman and his affiliates,   consultants, attorneys and advisors
(collectively, "Representatives") certain material confidential information relating to the Company's business, performance and prospects, which may include, without limitation, the Company's books and records, the Company's trade secrets, the Company's operational practices, the identity of the Company's customers, the Company's plans and information concerning potential and actual acquisitions, dispositions and business combinations, the identity of the Company's affiliates, any of the Company's customers confidential information, the identity of the Company's suppliers and prospective suppliers, the identity of the Company's creditors and financial backers, the Company's know how, the Company's designs, the Company's inventions, the Company's methods, the Company's processes, the Company's techniques and skills (whether devised, developed or used by or for the Company), the Company's estimating and costing procedures and the cost and gross prices charged by the Company for its products and services, the prices or other consideration charged to or required of the Company by any of its suppliers or potential suppliers and the Company's sales and promotional policies (such information, including analyses, compilations, studies and other material prepared by Zimmerman or his Representatives based in whole or in part on such information, being hereinafter referred to collectively as "Confidential Information"); and

    WHEREAS, the Company has adopted a policy concerning insider trading in the form attached hereto as Appendix 1 (as amended by the Company in its discretion from time to time and provided promptly in writing to Zimmerman, the "Insider Trading Policy");

    NOW, THEREFORE, the parties hereto agree as follows:

    1. Zimmerman (i) shall not disclose Confidential Information (ii) shall keep such information confidential and (iii) shall not use Confidential Information in any manner or for any purpose that reduces the benefits the Company may derive from



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that information; provided, however, that Zimmerman may disclose Confidential
Information to Representatives; provided further that such Representatives will be informed by Zimmerman of this Agreement and any such Representative (other than counsel) will agree in writing to treat any such Confidential Information in accordance with the terms and conditions of this Agreement applicable to Zimmerman, including without limitation complying with the Insider Trading Policy. Nothing in this Agreement shall impinge on or restrict Zimmerman's ability to consult with counsel. Notwithstanding any other provisions of this Agreement, this Agreement shall not operate to preclude Zimmerman or his Representatives from disclosing any of the Confidential Information or any information relating to their opinion, judgment or recommendations concerning the Company developed after receipt of the Confidential Information, if Zimmerman or his Representatives are compelled (by deposition, interrogatory, request for documents, subpoena, civil investigatory demand or similar process) to do so. Zimmerman hereby agrees to notify the Company promptly if he or his Representatives are compelled to disclose information in such circumstances, so that the Company may seek a protective order or other appropriate remedy. The Company hereby agrees to pay in full, and to advance payment for, any expenses, including legal fees, relating to steps taken by the Company or taken by Zimmerman or his Representatives at the request of the Company to seek a protective order or other remedy.

    2. If at any time the Company shall so request, Zimmerman will promptly deliver to the Company all written Confidential Information and will cause all copies thereof to be returned or destroyed. Zimmerman will confirm such return or destruction in writing to the Company.

    3. The term "Confidential Information" does not include information which:

              (i) is in or subsequently comes into the public domain other than as a result of a disclosure by Zimmerman or the Representatives in breach of this Agreement; or

              (ii) is otherwise legally acquired by Zimmerman from a third party not in breach of any confidentiality obligation to the Company; or

              (iii) is disclosed by the Company to Zimmerman, his Representatives or to any third party on a non-confidential basis; or

              (iv) is brought to the Company by Zimmerman or his Representatives; or

              (v) is not information which would generally be expected to be Confidential Information and has not been expressly identified to Zimmerman or his Representatives by one of the

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         Company's directors, or officers, representatives or agents as
         "Confidential Information".

For purposes of clause (v) above, the following are among the information generally expected to be Confidential Information: financial reports, projections, business plans or acquisition plans.

    4. Zimmerman agrees that, during times when he is in possession of Confidential Information, he is subject to and will comply with all the terms of the Insider Trading Policy. The Company agrees to give Zimmerman notice of all actions and determinations by the Company pursuant to the Insider Trading Policy.

    5. Zimmerman shall indemnify and hold the Company harmless from and against any and all losses, liabilities, damages, deficiencies, costs or expenses resulting from (a) the breach by Zimmerman of this Agreement, (b) the disclosure by any Representative (whether or not intentional, negligent or otherwise) of any Confidential Information disclosed to the Representative directly or indirectly by Zimmerman, (c) the use by Zimmerman or his Representatives of the Confidential Information in any manner or for any purpose that reduces the benefits the Company may derive from that information and (d) any and all actions, suits, proceedings, claims, remands, assessments, judgments, costs and expenses (including attorneys' fees) incident to any of the matters set forth in this Section 5, including those incurred in connection with actions brought to recover from Zimmerman pursuant to this Section 5. However, Zimmerman shall not be required to indemnify or hold harmless the Company against any or all losses, liabilities, damages, deficiencies, costs or expenses resulting from the gross negligence or willful misconduct of the Company or any of its directors, officers or employees.

    6. Except for the obligations set forth in Section 7 below, all obligations hereunder shall expire on the second anniversary of the last date on which Zimmerman attends a Board meeting of the Company or receives Confidential Information from the Company.

    7. Zimmerman agrees that he will not, and will use his best efforts to ensure that persons retained as consultants (and generally operating at his direction) or employed directly or indirectly by him, during the period of such employment or retention, or members of his immediate family will not, serve as directors, officers, employees or consultants of the Company during the term of the Cooperation Agreement, dated the date hereof, between the Company, Zimmerman and Landover Holdings Corporation. The Company's stockholders are hereby expressly made third party beneficiaries of Section 7 of this Agreement, and accordingly, to the fullest extent permitted by law this Section 7 may not be amended without the prior written consent of the Company, acting by unanimous vote of its Board of Directors, and approval of the Company's stockholders acting by the


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affirmative vote of two-thirds of the total voting power of the capital stock of the Company generally entitled to vote on matters submitted to a stockholder vote. However, notwithstanding any of the foregoing, this Section 7 shall not be amended to terminate or modify any provision hereof if the continued existence of such provision without such modification or termination is required by a third party regulatory agency, for example, as a condition to continued listing of the Company's (or any acquiring company's) equity securities on the Nasdaq National Market System or other principal trading market for such equity securities.

    8. Nothing in this Agreement shall operate to preclude or restrict Zimmerman or his Representatives from providing to third parties information (other than Confidential Information), including but not limited to investment, acquisition or merger opportunities, that Zimmerman or his Representatives also have provided to the Company.

    9. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes and replaces all prior discussions, writings or understandings between the parties on such matter.

    10. Zimmerman recognizes that a breach of this Agreement may cause irreparable harm to the Company and accordingly, without limiting any other remedies available in equity or at law, agrees to the granting of injunctive relief to prevent a breach or the continuing breach of this Agreement.

    11. (a) All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be.

         (b) This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.

         (c) This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

         (d) If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of the Agreement and this Agreement shall continue in all respects to be valid and enforceable.

         (e) Whenever the context of this Agreement shall so require, the use of the singular number shall include the plural and the use of the gender shall include all genders.


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    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                       ADVANCED RADIO TELECOM CORP.


                                       By:___________________________
                                          Name:
                                          Title:



                                       ADVANCED RADIO TECHNOLOGIES
                                       CORPORATION


                                       By:___________________________
                                          Name:
                                          Title:



                                       ______________________________
                                       Laurence S. Zimmerman





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